UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 13, 2022

EVELO BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38473	46-5594527
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
620 Memorial Drive
Cambridge, Massachusetts 02139
(Address of principal executive offices) (Zip Code)
(617) 577-0300
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	EVLO	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On July 13, 2022, the Board of Directors (the “Board”) of Evelo Biosciences, Inc. (the “Company”) appointed Marella Thorell as the Chief Financial Officer and Treasurer of the Company, effective on the commencement of her employment with the Company, which is expected to be on or about September 1, 2022 (the date Ms. Thorell commences employment with the Company, the “Effective Date”). The Board also designated Ms. Thorell as the Company’s principal financial officer as of the Effective Date, succeeding Balkrishan “Simba” Gill, Ph.D. in such role. In his ongoing role as Chief Executive Officer and President, Dr. Gill continues to serve as the Company’s principal executive officer.

Ms. Thorell, age 55, joins the Company from Centessa Pharmaceuticals plc (“Centessa”), a publicly traded, clinical-stage pharmaceutical company, where she served as Chief Accounting Officer since April 2021 and previously as Head of Finance since February 2021. In this role, Ms. Thorell led the establishment of Centessa’s finance operations, directed its public company readiness activities in connection with its initial public offering and managed its accounting and financial reporting functions. Prior to Centessa, Ms. Thorell served as Chief Financial Officer of Palladio Biosciences, Inc. (“Palladio”), a biopharmaceutical company, from October 2019 to January 2021. At Palladio, Ms. Thorell led finance operations and capital strategy and execution, including the acquisition of Palladio by Centessa. Before joining Palladio, Ms. Thorell spent over ten years at Realm Therapeutics plc (“Realm”), a biopharmaceutical company, serving in various roles of increasing responsibility, including Chief Financial Officer and Chief Operating Officer, from October 2008 to July 2019. At Realm, Ms. Thorell oversaw finance, operations (supply chain planning, procurement and manufacturing), legal, information technology and human resources. Ms. Thorell has served as a member of the board of directors of ESSA Pharma Inc., a biopharmaceutical company, since its acquisition of Realm in July 2019, and before that was a member of the board of directors of Realm since 2016. Ms. Thorell has served as a member of the board of directors of Vallon Pharmaceuticals, Inc., a biopharmaceutical company, since February 2021 and as chairperson since May 2022. Ms. Thorell received a Bachelor of Science in Business (accounting) from Lehigh University.

Pursuant to the terms of her employment offer letter from the Company, the Company has agreed to pay Ms. Thorell an annual base salary of $420,000 and she will be eligible to receive a target discretionary annual performance bonus of 40% of her annual base salary, based on the achievement of certain corporate objectives. In addition, in connection with her appointment, the Company has agreed to pay Ms. Thorell a one-time bonus of $100,000 and a monthly travel and temporary living allowance of $5,000 for 12 months, and to grant to Ms. Thorell an option to purchase 440,000 shares of the Company’s common stock under the Company’s 2021 Employment Inducement Award Plan.

If Ms. Thorell’s employment is terminated without cause or she resigns for good reason, Ms. Thorell will be entitled to receive, subject to her timely execution and non-revocation of a release of claims in favor of the Company and compliance with certain confidentiality obligations and restrictive covenants, (a) payments equal to nine months of her then-current annual base salary and (b) direct payment of or reimbursement for a portion of her COBRA premiums at the Company’s normal rate of contribution for employees for nine months. In connection with her appointment, Ms. Thorell also will enter into the Company’s standard indemnification agreement for directors and officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVELO BIOSCIENCES, INC.

Date: July 18, 2022	By:	/s/ Daniel S. Char
Daniel S. Char
General Counsel & Secretary